Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, California 94301-1908

Tel: (650) 470-4500

Fax: (650) 470-4570

www.skadden.com

September 29, 2003

Kinetic Concepts, Inc.

8023 Vantage Drive

San Antonio, Texas  78265-9508

Re:                               Kinetic Concepts, Inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Kinetic Concepts, Inc. (the “Issuer”), a Texas corporation (the “Issuer”) and each of the Guarantors (as defined in Schedule I hereto) in connection with the offer of up to $205,000,000 aggregate principal amount of Series B 7 3/8 % Senior Subordinated Notes due 2013 (the “New Notes”) of the Issuer.  The Indenture, dated August 11, 2003 (the “Indenture”), by and among the Issuer, the Guarantors and U.S. Bank, N.A., as trustee (the “Trustee”), provides for the guarantee of the New Notes by the Guarantors (the “Guarantees”) to the extent set forth in the Indenture.  The New Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the issued and outstanding Series A 7 3/8% Senior Subordinated Notes due 2013 of the Issuer (the “Old Notes”) under the Indenture, as contemplated by the Registration Rights Agreement, dated August 11, 2003 (the “Registration Rights Agreement”), by and among the Issuer, the Guarantors, Morgan Stanley & Co. Incorporated, Credit Suisse First Boston LLC, Goldman Sachs & co., J.P. Morgan Securities, Inc., Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making our examination of documents executed or to be executed, we have assumed that the parties thereto (including the Issuer and the Guarantors identified on Schedule I hereto as being incorporated under the laws of a State other than the State of Delaware (the “Non-Delaware Guarantors”) had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, by such parties (including the Issuer and the Non-Delaware Guarantors), and the execution and delivery by such parties of such documents and, except to the extent expressly set forth in paragraphs 1 and 2 below, the validity and binding effect thereof on such parties.  We have also assumed that the Issuer and the Guarantors have complied with all aspects of applicable laws (except as otherwise stated herein) in connection with the transactions contemplated by the New Notes, the Guarantees, the Indenture and the Registration Rights Agreement.  In rendering the opinions expressed below we have also assumed, without independent investigation or verification of any kind, that the Issuer and the Non-Delaware Guarantors have been duly organized and are validly existing in good standing as corporations under the laws of its respective state of incorporation and that the choice of New York law to govern the New Notes, the Guarantees, the Indenture and the Registration Rights Agreement, which are stated therein to be governed thereby, is legal and valid under the laws of other applicable jurisdictions.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Issuer and others and of public officials.

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

(a)                                  the Registration Statement on Form S-4 relating to the New Notes filed the Securities and Exchange Commission (the “Commission”) on September 29, 2003 under the Act (the “Registration Statement”);

(b)           the form of the New Notes;

(c)           an executed copy of the Indenture;

(d)                                 the Certificate of Incorporation of each of the Delaware Guarantors, as certified by the Secretary of the State of the State of Delaware;

(e)                                  the Bylaws of each of the Delaware Guarantors, as currently in effect;

(f)                                    certain resolutions adopted by the members of the Boards of Directors of each of the Delaware Guarantors relating to the Exchange Offer, the Indenture, the issuance of the Guarantees by the Delaware Guarantors and related matters;

(g)           an executed copy of the Registration Rights Agreement; and

(h)                                 the Form T-1 of the Trustee filed as an exhibit to the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Issuer and the Guarantors and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Issuer and the Guarantors and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

Our opinions set forth herein are limited to the general corporate law of the State of Delaware and the laws of the State of New York (the “Applicable Law”) that are normally applicable to transactions of the type contemplated by the Exchange Offer, and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing, included the Applicable Law, being referred to as “Opined on Law”).  We do not express any opinion with respect to the law of any jurisdiction other than Opined On Law or as the effect of any such non-opined-on law on the opinions herein stated.

The opinions set forth below are subject to the following qualifications, further assumptions and limitations

(a)           we do not express any opinion as to the effect on the opinions expressed herein of (i) the compliance or noncompliance of any party to each of the New Notes, the Guarantees, the Indenture and the Registration Rights Agreement with any state, federal or other laws or regulations applicable to it or them or (ii) the legal or regulatory status or the nature of the business of any party;

(b)           the validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(c)           we do not express any opinion as to the applicability or effect of any fraudulent transfer, preference or similar law on each of the New Notes, the Guarantees, the Indenture and the Registration Rights Agreement or any transactions contemplated thereby;

(d)           we do not express any opinion as to the enforceability of any rights to contribution or indemnification which may be violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation);

(e)           we do not express any opinion with respect to the enforceability of the Indenture or the New Notes to the extent any of the foregoing provide for interest in violation of the usury laws;

(f)            we have assumed that the execution and delivery by the Issuer and the Guarantors of the Indenture and the performance of the Issuer and the Guarantors under the New Notes and the Guarantees, respectively, do no and will not violate, conflict with or constitute a default under any agreement or instrument to which the Issuer or its properties are subject;

(g)           we have assumed, without independent investigation or verification of any kind, that the choice of New York law to govern the New Notes, the Guarantees, the Indenture and the Registration Rights Agreement, which are stated therein to be governed thereby, is legal and valid under the laws of other applicable jurisdictions and that insofar as any obligation under any of the New Notes, the Guarantees, the Indenture and the Registration Rights Agreement is to be performed in any jurisdiction, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction;

Members of our firm are admitted to the practice of law in the States of New York and Delaware and we do not express any opinion as to the laws of any other jurisdiction other than the Opined on Law to the extent referred to specifically herein. Insofar as the opinions expressed herein relate to matters governed by laws other than the Opined on Law, we have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein.  The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.             Assuming the due authorization, execution and delivery of the Indenture by the Issuer and the Non-Delaware Guarantors, the Indenture is a valid and binding agreement of the Issuer and the Guarantors, respectively, enforceable against each of them in accordance with its terms.  The Indenture complies as to form, in all material respects, to the requirements of the Trust Indenture Act of 1939, as amended (the “TIA”) applicable to an Indenture that is required to be qualified under the TIA.

2.             Assuming (a) the due authorization, execution and delivery of the New Notes by the Issuer and (b) the due authorization, execution and delivery of the Guarantees by the Non-Delaware Guarantors, when the New Notes (in the form examined by us) have been duly authenticated, issued, executed and delivered in exchange for the Old Notes in accordance with the Registration Rights Agreement and the Indenture, the New Notes and the Guarantees will constitute valid and binding obligations of the Issuer and the Guarantors, respectively, entitled to the benefits of the Indenture and enforceable against the Issuer and the Guarantors, respectively, in accordance with their terms.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

Schedule I

Name	Jurisdiction of Organization

Medclaim, Inc.*	North Carolina
KCI Holding Company, Inc.	Delaware
KCI Real Holdings, L.L.C.	Delaware
KCI International, Inc.	Delaware
KCI Licensing, Inc.	Delaware
KCI Properties Limited*	Texas
KCI Real Property Limited*	Texas
KCI USA, Inc.	Delaware
KCI USA Real Holdings, L.L.C.	Delaware

* “Non-Delaware Guarantor”.